EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Media Contact: Christie Ly (212)521-4218 cly@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Announces $30.0 Million Common Stock
Private Placement

NEW YORK, Sept. 30, 2004 – Travelzoo Inc. (NASDAQ: TZOO), the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies, today announced that it completed the sale of a total of 750,000 newly-issued shares of common stock to a group of institutional investors in a private placement for gross proceeds of $30.0 million. The shares were priced at $40.00 per share on September 29, 2004, and the closing is scheduled to occur on September 30, 2004.

        Travelzoo intends to use the proceeds from this private placement for general corporate purposes, including new product development and marketing expenditures, and potential acquisitions or strategic investments.

        The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by investors in the United States absent registration or an applicable exemption from the registration requirement. Travelzoo has agreed to file a registration statement covering resales of the common stock by investors. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Travelzoo

        Travelzoo Inc. is the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies. Travelzoo’s media properties include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a pay-per-click search engine. With more than seven million subscribers, Travelzoo lists offers from more than 300 advertisers, including American Airlines, Carnival Cruise Lines, Fairmont Hotels & Resorts, Hertz, JetBlue Airways, Kimpton Hotels, Liberty Travel, The Mark Travel Corporation, Marriott, Orbitz, Royal Caribbean Cruises, Singapore Airlines, The Venetian, Travelocity, United Airlines and Virgin Vacations.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press

Travelzoo Announces $30.0 Million Common Stock Private Placement, pg. 2

release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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